Exhibit 5

June 8, 2005

VIA US MAIL

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on June 8, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of common stock of ABX Air, Inc. (the “Company”), par value $0.01 per share, including preferred stock purchase rights (the “Shares”), which may be issued pursuant to the ABX Air, Inc. 2005 Long-Term Incentive Plan (the “Plan”). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP

REL/kjs